EXHIBIT 99.1
OSI Pharmaceuticals Completes Its Acquisition of Eyetech Pharmaceuticals
MELVILLE, N.Y.—(BUSINESS WIRE)—Nov. 14, 2005—OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that it has completed its acquisition of Eyetech Pharmaceuticals, Inc., a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat eye diseases. OSI acquired Eyetech for approximately $685 million in cash and approximately 5.7 million shares of OSI’s common stock. Net of Eyetech’s cash and net operating loss carryforwards, OSI valued the acquisition at approximately $650 million. Eyetech stockholders will receive $15 per share in cash and 0.12275 of OSI shares for each share of Eyetech owned as of the closing date.
This transaction positions OSI as a scientifically strong and financially diversified biotechnology company. The transaction creates a company that focuses on three therapeutic disease areas of significant market potential: oncology, eye diseases and diabetes, and effectively leverages the Company’s core expertise in drug discovery and development. The Company now has two major marketed products (for the treatment of cancer and age-related macular degeneration) and a robust product pipeline offering both new indications for the marketed products and novel therapeutics in all three disease areas. Tarceva(R) and Macugen(R) are two of the most exciting and novel biotech products launched in recent years. Tarceva, OSI’s flagship product, is approved in the United States for the treatment of advanced non-small cell lung cancer (NSCLC) and pancreatic cancer and approved in the European Union for advanced NSCLC. Macugen is approved in the United States for the treatment of neovascular age-related macular degeneration and European approval is anticipated by year end.
Conference Call / Webcast
OSI will host a brief conference call today at 4:30PM (Eastern Time) to summarize the transaction and provide a summary of the communication timetable by which the Company will update investors on the progress of the integration exercise and provide guidance on the goals and expectations of the newly combined company for 2006. To access the live call or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-877-502-9274 (U.S.) or 1-913-981-5584 (international) to listen to the call. Telephone replay is available approximately two hours after the call through November 28, 2005. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 7604281.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases, and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the U.S. and with Roche throughout the rest of the world. Macugen(R) (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
CONTACT: OSI Pharmaceuticals, Inc.
Kathy Galante, 631-962-2000
or
Burns McClellan (Representing OSI)
Media:
Justin Jackson, 212-213-0006 ext. 327
Jason Farber, 212-213-0006 ext. 339
Investors:
Lisa Burns, 212-213-4281
SOURCE: OSI Pharmaceuticals, Inc.